                                                                      Exhibit 12

                                  Mail.com, Inc
                    Computation of Earnings to Fixed Charges
                                ($ in thousands)


                                                     Six Months Ended     Six Months Ended
                                                       June 30, 1999        June 30, 2000
                                                       -------------        -------------
Net loss before minority interest                         $(14,369)            $(91,101)
Add: fixed charges                                              211                4,689
Less minority interest                                            -                  660
                                                                  -                  ---
Adjusted Loss                                             $(14,158)            $(85,752)
                                                          =========            =========

Fixed charges
   Interest expense                                             178                4,109
   Interest portion of rental expense                            33                  270
   Amortization of bond issuance costs                            -                  310
                                                                  -                  ---
Total fixed charges                                            $211               $4,689
                                                               ====               ======

Ratio of earnings to fixed charges                              N/M                  N/M

N/M  Not Meaningful

                                   Year Ended       Year Ended       Year Ended       Year Ended
                                 December 31,      December 31,     December 31,    December 31,
                                 -------------     -------------    -------------   ------------
                                      1996             1997             1998             1999
                                      ----             ----             ----             ----
Net loss                             $ (544)         $(2,996)        $(12,525)       $(61,571)
Add: fixed charges                         4               41              145             898
                                           -               --              ---             ---
Adjusted Loss                         $(540)         $(2,955)        $(12,380)       $(60,673)
                                      ======         ========        =========       =========

Fixed charges
 Interest expense                         $2              $35             $109            $751
 Interest portion of rental                2                6               36             147
 expense                                   -                -               --             ---

Total fixed charges                       $4              $41             $145            $898
                                          ==              ===             ====            ====

Ratio of earnings to fixed               N/M              N/M              N/M             N/M
charges

N/M  Not Meaningful